Exhibit 11.1

Maxim Pharmaceuticals, Inc.

Statement Regarding Computation of Loss Per Share



                                                                Year Ended September 30
                              -------------------------------------------------------------------
                                                                          1996
                                                          ---------------------------------------
                                                           Prior to
                                                           Effective    Subsequent       Total
                             1994           1995           Date of IPO    to IPO        For Year
                             ----           ----           -----------    ------        --------
                                                           (10/1/95 -   (7/11/96 -
                                                           7/10/96)     9/30/96)
Weighted average shares
 outstanding excluding
 common shares issued
 in accordance with
 SAB 83                      189,764        438,229        438,229      6,671,237

Number of common shares
 issued and stock
 options and warrants
 granted in accordance
 with SAB 83               2,668,374      2,668,374      2,668,374

Convertible preferred
stock                        102,866        102,866        102,866
                          ----------     ----------     ----------     ----------      ---------

Total shares outstanding   2,961,004      3,209,469      3,209,469      6,671,237      4,074,961
                          ----------     ----------     ----------     ----------      ---------
                          ----------     ----------     ----------     ----------      ---------

Net income (loss)        ($2,432,623)   ($2,790,122)   ($2,378,298)    $1,544,810      ($833,488)
                          ----------     ----------     ----------     ----------      ---------
                          ----------     ----------     ----------     ----------      ---------

Net loss per share            ($0.82)        ($0.87)                                      ($0.20)
                          ----------     ----------                                    ---------
                          ----------     ----------                                    ---------

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



Exhibit 11.1

Maxim Pharmaceuticals, Inc.

Statement Regarding Computation of Loss Per Share


                                        9 Months Ended June 30,
                                       ------------------------
                                       1996                1997
                                       ----                ----

Weighted average shares               2,884,354           6,671,240
 outstanding excluding common
 shares issued in accordance
 with SAB 83

Number of common shares
 issued and stock options and
 warrants granted in
 accordance with SAB 83               2,668,374

Convertible preferred stock             102,866
                                     ----------          ----------

Total shares outstanding              5,655,594           6,671,240
                                     ----------          ----------
                                     ----------          ----------

Net income (loss)                   ($2,378,298)        ($4,314,621)
                                     ----------          ----------
                                     ----------          ----------

Net loss per share                       ($0.42)             ($0.65)
                                     ----------          ----------
                                     ----------          ----------

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